Exhibit 10.2

AMENDED AND RESTATED DANAHER CORPORATION AND ITS AFFILIATED ENTITIES AGREEMENT REGARDING COMPETITION AND PROTECTION OF PROPRIETARY INTERESTS
I am employed by Danaher Corporation (the “Company”) and have previously entered into an Agreement Regarding Competition and Protection of Proprietary Interests with the Company on May 2, 2010 (the “Prior Agreement”). In connection with my appointment as President and Chief Executive Officer of the Company to be effective on September 1, 2020 (the “Effective Date”), I am entering into this Amended and Restated Agreement Regarding Competition and Protection of Proprietary Interests (“Agreement”) between me, the undersigned employee, and the Company, on behalf of and for the benefit of itself and all of its direct and indirect subsidiaries and affiliates (Danaher Corporation and all of its direct and indirect subsidiaries and affiliates are referred to collectively as the “Danaher Companies”), which is intended to amend and restate the Prior Agreement (subject to Section 17 hereof). In furtherance of the foregoing, the references to “Company” in the following sentence and in Sections 1-3, 5, 7-9, 10(a), 10(c) and 16 hereof (except for any reference to any Company approval or consent) refer to all Danaher Companies. In consideration of (i) my promotion to the role of Danaher Corporation President and Chief Executive Officer, my continued employment and the increase to my compensation in connection with such promotion); (ii) access to the Company’s key business relationships and Confidential Information described herein (including but not limited to the Danaher Business System); (iii) the ability to participate in Company-sponsored programs or plans; (iv) the specific severance arrangements provided herein and/or (v) other good and valuable consideration provided to me, I agree to the following restrictions, which I acknowledge are reasonable and necessary to protect the Company’s interests.
1.    Protection of Confidential Information.
a.    Definition of “Confidential Information.” The term “Confidential Information” means any information about the Company’s business or employees that is not generally known to the public, including but not limited to trade secrets. Examples of Confidential Information include, but are not limited to, information about: Danaher Business System (“DBS”) (including but not limited to DBS training materials, materials describing DBS processes, materials describing DBS growth and innovation tools, DBS processes related to mergers and acquisitions, strategic plans, value stream mapping information, transactional process improvement reports and analyses, problem solving process information, Voice of the Customer reports and analyses, talent reviews and organizational plans, and methodology for developing DBS tools and standard work), customers, vendors, pricing and costs, business strategies and plans, financial data, technology, talent reviews and organizational plans, research and development and any other businesses methods or processes used or considered by the Company. Confidential Information does not include any specific information that has been voluntarily disclosed to the public by the Company or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. However, Confidential Information disclosed by me or others without authorization by the Company shall not be deemed “voluntarily disclosed to the public.”
b.    Nondisclosure and Prohibition against Misuse. During my employment, I will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of my duties for the Company or as set forth in Section 4 below.
c.     Non-Disclosure and Return of Property Upon Termination. After my employment ends, I will not use or disclose any Confidential Information for any purpose, including utilizing or incorporating any confidential or proprietary aspects of the Danaher Business System that the Company disclosed to me during my employment with the Company. Immediately upon my employment termination, I will return to the Company all Company property that I have in my possession, custody, or control, including, without limitation, any Confidential Information. If I have Confidential Information that has been saved or transferred to any device not owned by the Company, I will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.    Protection of Company Interests.

a.	Definitions.

(1)
“Competing Organization” means an entity that manufactures, sells, or distributes Competing Products in the Restricted Territory, including, by way of example only and without limitation, the companies identified from time to time as peer companies in the annual proxy statements the Company files with the U.S. Securities and Exchange Commission;

(2)
“Competing Products” means (i) products or services similar to or competitive with the products or services sold by the Company for which I had any responsibility during the 24 months preceding my employment termination (“Pre-Termination Period”) and (ii) products or services similar to or competitive with any prospective product or service the Company took steps to develop and for which I had any responsibility during the Pre-Termination Period.

(3)
“Solicit” means: (i) any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact; and (ii) any comments, conduct or activity that would influence an employee’s decision to resign his employment with the Company or accept employment with me or my new employer, regardless of who initiates contact.

(4)
“Restricted Customer” means a customer or prospective customer of the Company (i) with whom I had contact or with whom I dealt on behalf of the Company during the Pre-Termination Period (defined above); (ii) whose dealings with the Company I coordinated or supervised during the Pre-termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period; or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period.

(5)
“Restricted Territory” means any geographic territory (i) in which I performed services for the Company during the Pre-Termination Period; (ii) over which I had sales or management responsibilities for the Company during the Pre-Termination Period; (iii) in which the Company employed or engaged personnel that I directly or indirectly supervised or managed during the Pre-Termination Period; or (iv) about which I had access to Confidential Information during the Pre-Termination Period.

b.    Non-Competition. During my employment I will not engage in any other employment, occupation, consulting or other business activity that competes with or conflicts with my obligations to the Company. Without limiting the foregoing, for 24 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity:

(1)	own any Competing Organization (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or

(2)
work in the Restricted Territory for any Competing Organization in any role: (i) that involves responsibilities related to the sale of Competing Products; or (ii) developing or implementing strategies to compete with the Company with respect to Competing Products; or (iii) directly or indirectly supervising or managing employees or other personnel who compete with the Company with respect to Competing Products; or (iv) utilizing or disclosing Confidential Information.

c.    Non-Solicitation of Customers. During my employment and for 24 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity, solicit or accept business from any Restricted Customer if the products or services that customer intends to purchase are Competing Products.
d.    Non-Solicitation of Employees. During my employment and for 24 months after my employment termination, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity, hire, solicit, recruit, induce, or attempt to hire, solicit, recruit, or induce any employee or independent contractor of the Company, who worked for the Company during the 6 months preceding my employment termination, to work for me or my new employer.
e.    Limitations on Working for Customers and Vendors. During my employment, and for 12 months after termination of my employment, I will not work for any customers or vendors of the Company in any role in which I would use or disclose or threaten to use or disclose Confidential Information.
f.    Return of Property and Copying. I agree that all tangible materials (whether originals or duplicates), including but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in my possession or control which in any way relate to the Company’s business and which are furnished to me by or on behalf of the Company or which are prepared, compiled or acquired by me while working with or employed by the Company shall be the sole property of the Company. I will at any time upon the request of the Company and in any event promptly upon termination of my employment or relationship with the Company, but in any event no later than two (2) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by my bona fide job duties for the Company, I also agree that I will not copy or remove from the

Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, I agree that I will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company. Without limitation of the foregoing, and for the avoidance of doubt, I acknowledge and agree that my obligation to return all such Company materials in this Section include, but are not limited to, any and all materials relating to the Danaher Business System.)
3.    Non-Disparagement. I agree that during my employment, and after my employment with the Company ends, I will not make any false statement(s) about the Company to other employees, customers, vendors or any other third party.
4.    Limitations on Confidentiality and Non-Disparagement. The confidentiality and non-disparagement provisions in this Agreement do not prohibit me from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation or when I make other disclosures that are protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency.
5.    Other Legal Obligations. Nothing in this Agreement relieves me of any duties or obligations that I have to the Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate trade secrets.
6.    Subsequent Employment Protocol. During my employment and for 24 months after termination of my employment, prior to accepting employment with any person or entity, I will provide my prospective employer with a copy of this Agreement, and I consent to the Company’s right, at any time, to notify such employer of this Agreement, as well as the details of any alleged violations thereof. Additionally, within three calendar days after accepting any employment with another employer, I will notify the Company of such subsequent employer’s name, address and telephone number, and the title and description of the job duties for which I have accepted employment.
7.    Certifications. By executing this Agreement, I certify that I: (a) have not and will not use or disclose to the Company any confidential information and/or trade secrets belonging to others, including my prior employers; (b) will not use any prior inventions made by me and which the Company is not legally entitled to learn of or use; and (c) am not subject to any prior agreements that would prevent me from fully performing my duties for the Company.
8.    Protection of Proprietary Rights.
a.I agree that all Work Product (defined below) and Intellectual Property Rights (defined below) shall be the sole and exclusive property of the Company. “Work Product” means all writings, inventions, discoveries, ideas and other work product of any nature whatsoever that I create on my own or in collaboration with others during my employment with the Company and that relates to the business, contemplated business, research or development of the Company. “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights arising out of the Work Product, in any jurisdiction throughout the world, and all related rights of priority under international conventions.
b.I acknowledge that, by reason of being employed by the Company, all of the Work Product is, to the extent permitted by law, “work made for hire” and is the property of the Company. To the extent that any Work Product is not “work made for hire,” I hereby irrevocably assign to the Company, for no additional consideration, my entire right, title and interest in and to all Work Product and Intellectual Property Rights therein.
c.During and after my employment, I agree to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product and any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same. I hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on my behalf and in my name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event that I don’t promptly cooperate with the Company’s request. The power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.
d.I represent and warrant that I am not a party to any agreements which would limit my ability to assign Work Product or Intellectual Property Rights as required by this Section 8.
e.I have identified in the space below (and have attached additional paper as needed) all Work Product and Intellectual Property in which I have any right, title or interest, and which were developed by me prior to my employment with the Company and which relate to the actual or anticipated business or research or development of the Company as provided for in this Section 8.

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9.    Injunctive Relief and Attorney’s Fees. I agree that in the event I breach this Agreement, the Company will be irreparably harmed and entitled to an injunction restraining any further breach, in addition to any other rights to which it is entitled. Further, I will be responsible for all reasonable attorneys’ fees, costs and expenses incurred by the Company if it successfully enforces any portion of this Agreement against me. Additionally, any time periods for restrictions set forth in Section 2 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement.
10.     Severance Arrangements. The Company agrees that if the Company terminates my employment without “cause” (as defined below) or I terminate my employment for “good reason” (as defined below) at any time on or after the Effective Date (except if I terminate employment by reason of death or under circumstances that entitle me to receive long-term disability benefits), I shall be entitled to (1) a cash amount equal to twelve months of my base salary (excluding incentive compensation, bonus amounts, benefits and similar items) at the monthly rate in effect on the date the Company terminates my employment without “cause” or I terminate my employment for “good reason” (the “Termination Date”) to be paid on the same schedule as if I were still employed by the Company, (2) the annual cash incentive compensation award for service in the calendar year prior to the year in which the Termination Date occurs, if it has not been paid prior to the Termination Date (payable at the same time payment of such compensation is made to the Company’s other executive officers, but in no event later than two and a half (2 ½) months after the end of the calendar year in which the Termination Date occurs) (the “Accrued Obligation”), (3) a cash amount equal to my target annual cash incentive compensation award for the calendar year in which the Termination Date occurs (to be paid in a lump sum payment within 30 calendar days after my execution of the release of claims described below), and (4) a cash amount equal to the product of (x) the my target annual cash incentive compensation award for the calendar year in which the Termination Date occurs, times (y) a fraction, the numerator of which is the number of calendar days from the beginning of the calendar year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365 (to be paid in a lump sum payment within 30 calendar days after my execution of the release of claims described below); provided in each case I sign and do not revoke a release of all claims including but not limited to, those arising out of my employment and discontinuance of employment with the Company (collectively, the “Severance Payments”). Notwithstanding anything to the contrary herein, any severance payments paid to me under any plan, agreement or policy of any Danaher Company (other than this Agreement) shall diminish the Severance Payments on a dollar-for-dollar basis, except with regard to the Accrued Obligation.
a.    For purposes of the foregoing, “cause” shall mean: (i) my dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company, or any other action in willful disregard of the interests of the Company; (ii) my conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair my ability to perform the duties of my office with the Company or impair the business reputation of the Company; (iii) my willful failure or refusal to satisfactorily perform any duties assigned to me; (iv) my failure or refusal to comply with Company standards, policies or procedures, including without limitation the Company’s Code of Conduct as amended from time to time; (v) my violation of any restrictive covenant agreement with the Company, including this Agreement; (vi) my engaging in any activity that is in conflict with the business purposes of the Company, as determined in the Company’s sole discretion, or (vii) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under this Agreement.
b.    For purposes of the foregoing, “good reason” shall mean without my prior written consent an involuntary, material diminution in my title, duties, or responsibilities, including reporting responsibilities, as an employee of the Company or an involuntary, material reduction in my aggregate annual base salary and incentive compensation opportunity except where such reduction is pursuant to a like proportionate reduction of compensation of other senior executive officers of the Company. Further, to be deemed a termination by me for “good reason,” my termination must occur within 90 days after the occurrence of the good reason and after the Company has received notice of the good reason event and failed to cure within 30 days after receiving such notice.
c.    To receive any Severance Payment, I must sign a Separation Agreement and General Release in a form prepared by the Company, and this Separation Agreement and General Release shall have the effect of waiving and releasing all legally waivable claims or lawsuits against the Company, its and their respective officers, directors, agents, representatives and employees based on any facts occurring prior to the time of the effective date of the release. I will have 21 days (45 days in case of a group separation program) to consider and sign the Separation Agreement and General Release.
I may revoke a signed Separation Agreement and General Release within seven (7) days of signing the Separation Agreement and General Release. Any revocation must be made in writing and must be received by the designated Company representative within such revocation period. If I timely revoke the Separation Agreement and General Release I shall not be eligible to receive the Severance Payments and I will reimburse the Company for any portion of the Severance Payments provided prior to the revocation.
d.    Notwithstanding anything in this Agreement to the contrary, in the event any benefit paid to me hereunder constitutes “deferred compensation” for purposes of Internal Revenue Code Section 409A (“Section 409A”), all payments to me shall be paid as provided in this subsection d. Section 409A places certain restrictions on when severance pay may be distributed if the eligible employee is considered a “specified employee” under Section 409A (generally, “specified employees” are the 50 highest-paid U.S. employees of the Company in a given year) and the severance pay is considered “deferred compensation” under Section 409A. Not all severance pay under this Agreement, however, is considered deferred compensation for these purposes.
Any payments provided under this Agreement on or before March 15th of the calendar year following my “separation of service” (as defined by Section 409A) will be treated as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4) and not deferred compensation under Section 409A.
If any payments are provided to me under this Agreement after March 15th of the calendar year following my “separation of service” (as defined by Section 409A), then to the extent the total of such payments does not exceed the limit provided under the Section 409A exemption for involuntary separation pay, such payments will be considered separation pay due to involuntary separation from service under Treasury Regulation § 1.409A-1(b)(9)(iii) and not deferred compensation under Section 409A.
If I am entitled to additional payments under this Agreement that are not described in the immediately two preceding paragraphs, and I am considered a “specified employee” under Section 409A (as applied according to Company procedures), such payments will not be made until the earlier of (a) the first day of the seventh month following the date of my “separation from service” (as defined by Section 409A), or (b) my death. Any delayed payments will be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the date of my “separation from service” (as defined by Section 409A). For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement is considered a “separate payment.”
11.    Modification & Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.
12.    At-Will Employment Status. I acknowledge and agree that nothing in this Agreement alters my status as an employee at will.
13.    Assignment. This Agreement is personal to me and I may not assign it. The Company may assign it to any assign, or a successor to all or substantially all of the business or assets of the Company, and no further consent from me is necessary. If I previously executed any written agreements with Danaher Corporation or its affiliates that contain provisions similar to the provisions contained in this Agreement, I hereby consent to the assignment of those agreements to the Company.
14.    Change of Position. If the Company changes my position or title with the Company, or my employment changes from one Danaher Company to another, this Agreement and my obligations hereunder will remain in force.
15.    Protections for Affiliates and Subsidiaries. This Agreement is intended to benefit all Danaher subsidiaries and affiliates for which I perform services, for which I have customer contact or about which I receive Confidential Information. Therefore, any Danaher Company that may be adversely affected by a breach, and any successor or assignee of such Danaher Company may enforce this Agreement regardless of which entity actually employs me at the time.
16.    Cooperation. Both during and after my employment with the Company, I will cooperate with the Company and any other Danaher Company in connection with any investigation or litigation in which the Company believes that I am an individual with knowledge concerning the subject matter of the investigation or litigation. In particular, but without limitation, I will make myself available for meetings, interviews, depositions, and court appearances, as requested by the Company, and to otherwise assist the Company or any other Danaher Company in connection with any such investigation or litigation. I acknowledge that I have been notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further acknowledge that I have been notified that if I file a lawsuit for retaliation against the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets with my attorney and use the trade secret information related to that suspected violation of law in the court proceeding if I: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
17.    Other Agreements. If I executed other written agreements relating to this subject matter with the Company or any other Danaher Company, including the Prior Agreement, and/or if I later enter into other written agreements that contain provisions similar to the provisions contained in this Agreement, and/or if I am a participant in any benefit plan of Danaher Corporation or any of its affiliates, in each case all such provisions shall be interpreted to provide the Company with cumulative rights and remedies and the benefits and protections provided to the Company under each such agreement shall be given full force and effect.
18.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without applying its conflict of laws principles. The exclusive venue for any litigation based upon any fact, matter or claim arising out of or relating to this Agreement, including any contractual, statutory, tort, or common law claims, shall be the state or federal courts located in Delaware and I hereby consent to any such court’s exercise of personal jurisdiction over me for such purpose.

Agreed to by:

/s/ Rainer M. Blair_______________________________    /s/ Steven M. Rales________________________________
Associate Signature                    Danaher Corporation

/s/ Rainer M. Blair_______________________________    Steven M. Rales, Chairman of the Board_______________
Associate’s Printed Name                    Print Name and Title

Date:     April 29, 2020                    Date:     May 6, 2020